Exhibit 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned acknowledge and agree that the Statement on Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned that is named as a reporting person in such filing without the necessity of filing an additional joint filing agreement. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This joint filing agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: March 7, 2022

TLC Biosciences Corp.

By:	/s/ George Yeh
Name:	George Yeh
Title:	Director

Teal Sea Holding Corp.

By:	/s/ George Yeh
Name:	George Yeh
Title:	Director

Sea Crest Holding Corp.

By:	/s/ George Yeh
Name:	George Yeh
Title:	Director

Chang-Hai Lin

/s/ Chang-Hai Lin

Yu-Hua Lin

/s/ Yu-Hua Lin

Chin-Pen Lin

/s/ Chin-Pen Lin

Tai-Ping Wu

/s/ Tai-Ping Wu

Cheng-Hsien Lin

/s/ Cheng-Hsien Lin

Chin-Nu Lin

/s/ Chin-Nu Lin

Tien-Huo Chen

/s/ Tien-Huo Chen

Yan-Huei Lin

/s/ Yan-Huei Lin

Keelung Hong

/s/ Keelung Hong

George Yeh

/s/ George Yeh